                                 EXHIBIT 10.1

                                JABBER.COM, INC
                     SERIES B CONVERTIBLE PREFERRED STOCK
                               SUMMARY OF TERMS

     This term sheet summarizes the principle terms of a proposed investment by France Telecom Technologies, or an affiliated entity, in Jabber.com, Inc., a subsidiary of Webb Interactive Services, Inc. Jabber.com develops and sells Instant Messaging software and services to enterprises, service providers and carriers. France Telecom R&D is positioned among the leaders of telecommunications and Internet technologies and services, and has developed an Instant Messaging solution of its own, called Le Messager. France Telecom recognizes that the market for Instant Messaging is important to its development. In January 2001, Wanadoo, a subsidiary of France Telecom, received a commercial license to use Jabber 2.0 software. Jabber.com and France Telecom intend to jointly leverage the research and development assets of France Telecom R&D and the architectural platform of Jabber.com for use in Europe.


Issuer:               Jabber.com, Inc. (the "Company")

Amount of Financing:  $7 million

Type of Security:     Series B Convertible Preferred Stock (the "Series B
                      Preferred"), initially convertible on a 630.52:1 basis into shares of the Company's Common Stock (the "Common
                      Stock").

Price: $1,000.00 per share (the "Original Purchase Price"), which price equates to a $1.586 per share price on a 1:1 conversion basis. No fractional shares will be issued. The Original Purchase Price represents a fully-diluted (including 2,559,848 currently outstanding options) pre-money valuation of $25,000,000 plus $3,014,847 from the exercise of options. A pro forma capitalization table showing the company's capital structure immediately after the completion of a $7,000,000 investment and conversion of accounts payable (see "Conversion of Accounts Payable" below) is attached hereto as Exhibit A.

Investor:             France Telecom Technologies, or an affiliated entity, will be the investor ("Investor").

Bridge Loan:          The parties anticipate that, contemporaneously with the
                      execution of this Term Sheet, the Investor will lend the Company $2,500,000 pursuant to that certain Note Purchase
                      Agreement dated the date hereof (the "Loan"), which Loan will be secured by the assets of the Company and the shares of the Company owned by Webb Interactive Services, Inc.

Investment Timing
And "Closing":      On or before July 2, 2001 ("Closing"), the Company will
                    convert the then outstanding principal amount of the Loan into shares of Series B Preferred at the Original Purchase
                    Price. On or about September 1, 2001, the Investor will purchase $2,500,000 worth of shares of Series B Preferred, at the Original Purchase Price. On or prior to January 31,
                    2002, the Company will prepare and deliver to the Investor an income statement, which may be unaudited, for the fiscal year ended December 31, 2001 ("Income Statement"). If the
                    Income Statement shows the Company's 2001 net revenues to be equal to or greater than $3,962,000, then (i) the Company shall have the option to require the Investor to purchase an additional $2,000,000 worth of Series B Preferred at the Original Purchase Price and (ii) the Investor, in the
                    Investor's sole discretion, shall have the right, but not the obligation, to purchase $2,000,000 worth of Series B
                    Preferred at the Original Purchase Price.  If the Company's
                    2001 revenues as reflected on the Income Statement are either less than $3,962,000 or greater than $6,603,000, then the Investor and the Company may mutually decide whether the Investor shall purchase $2,000,000 worth of Series B
                    Preferred at a price to be mutually agreed upon.
                    Notwithstanding the foregoing, (A) if the Company's 2001 revenues are less than $3,962,000, the Investor shall have the right to exercise the option, in its sole discretion, to purchase $2,000.000 worth of Series B Preferred at the Original Purchase Price, and (B) if the Company's 2001 revenues are greater than $6,603,000, the Company shall have the option to require the Investor, at the Company's sole discretion, to purchase $2,000,000 worth of Series B
                    Preferred at the Original Purchase Price.

Conversion of
Accounts
Payable: Immediately upon the signing of this Term Sheet, Webb Interactive Services, Inc. ("Webb") shall, and the Company shall take all necessary action to, convert all outstanding accounts payable of the Company to Webb (which accounts receivable total $7,871,099) into shares of series C preferred stock of the Company ("Series C Preferred") at the Original Purchase Price. In addition, immediately upon the signing of this Term Sheet, the Company shall take all necessary action to convert, as of the Closing, all outstanding accounts payable of the Company to Diamond Technologies Partners (in the amount of $680,000) into shares of Series B Preferred at the Original Purchase Price.

TERMS OF SERIES B PREFERRED STOCK

Dividends:          The holders of the Series B Preferred shall be entitled to receive cumulative dividends in preference to any dividend on the Common Stock at the rate of 8% of the Original
                    Purchase Price per annum, when and as declared by the Board of Directors. Any accrued but unpaid dividends will be payable upon an acquisition or liquidation of the Company.
                    The holders of Series B Preferred also shall be entitled to participate pro rata in any dividends paid on the Common
                    Stock on an as-if-converted basis.

Liquidation
Preference:         In the event of any liquidation or winding up of the
                    Company, the holders of the Series B Preferred shall be entitled to receive in preference to the holders of the Common Stock, the Series A and Series C Preferred Stock, an amount equal to the Original Purchase Price of the Series B
                    Preferred plus any accrued but unpaid dividends (the
                    "Liquidation Preference"). After the payment of the Liquidation Preference to the holders of the Series B
                    Preferred, the remaining assets shall be distributed ratably to the holders of the Series A and the Series C Preferred
                    Stock and then to the holders of the Common Stock and the Series A, B and C Preferred on a common equivalent basis. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be a liquidation.

Conversion:         The holders of the Series B Preferred shall have the right to convert the Series B Preferred, at any time, into shares of Common Stock. The initial conversion rate shall be 630.52:1, subject to adjustment for accrued but unpaid dividends as provided below, which amounts shall be convertible into shares of Common Stock at the initial conversion rate.

Automatic
Conversion:         The Series B Preferred shall be automatically converted
                    into Common Stock, at the then applicable conversion price,
                    (i) in the event that the holders of at least a majority of the outstanding Series B Preferred consent to such conversion, or (ii) upon the closing of a firmly underwritten public offering of shares of Common Stock of the Company for a total offering of not less than $30,000,000 (before deduction of underwriters commissions and expenses) (a "Qualified IPO").

Antidilution
Provisions:         The conversion price of the Series B Preferred will be
                    subject to full ratchet antidilution adjustment in the event that the Company issues additional equity securities (other than the reserved employee shares described under "Employee and Consultant
                    Option Pool" below) at a purchase price less than the applicable conversion price. The conversion price will also be subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like.

Voting Rights:      The Series B Preferred will vote together with the Common
                    Stock and not as a separate class except as specifically provided herein or as otherwise required by law. Each share of Series B Preferred shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Series B Preferred.

Board of Directors: The holders of the Series B Preferred, voting as a class, shall be entitled to elect one member of the Company's Board of Directors. The other members shall be elected by holders of the Common Stock and the Preferred Stock, voting together.

Protective
Provisions:         For so long as the Investor holds any shares of Series B
                    Preferred with an Original Purchase Price of at least $2.75 million, the consent of a majority of the Series B Preferred voting as a separate class shall be required for any action that (i) alters or changes the rights, preferences or privileges of the Series B Preferred; (ii) increases or decreases the authorized number of shares of Common or Preferred Stock; (iii) creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series B Preferred; (iv) results in the redemption of any shares of Common Stock (other than pursuant to employee benefit plans or equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services); (v) results in any merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Company are sold; (vi) amends or waives any provision of the Company's Certificate of Incorporation or Bylaws relative to the Series B Preferred; (vii) results in the sale, transfer or disposition of any intellectual property of the Company; or (viii) subject to the following terms and conditions, results in sale of any Common or Preferred Stock of the Company to one of the ten (10) companies identified by the Investor to the Company in writing on or before the Closing (with the Investor having the annual right to change two out of the seven (7) Category
                    II (as defined below) companies identified by the Investor.
                    Investor will divide the ten (10) companies into two categories, Category I and Category II. In each case, a Category I or Category II company shall include a successor to such company. Each of the companies in Category I shall be based in Europe. For the Category I companies, the Company may sell an equity interest in the Company representing up to 20% of the Company's outstanding equity interest following any such sale without Investor's consent, providing that the Company does not grant such investor with a Board seat or Protective Provisions. In the case of Category II companies, the Company may sell to any such company an equity interest in the Company representing up to 20% of such equity interest following any such sale without Investor's consent but may not provide such Investor with Protective Provisions, provided that all such Category II investors may as a group be granted no more than one Board seat. In addition, if the Company receives a bona fide offer from a Category II company to purchase more than a 20% equity interest in the Company at a purchase price that is three times or more than the price paid by the Investor for its equity interest in the Company, Investor, or its designee that is reasonably acceptable to the Company, shall have the right to purchase all of the equity securities offered to be purchased by the Category II company on the same terms and conditions as those offered, but Investor shall not otherwise have the right to approve such sale.

Information Rights: So long as the Investor continues to hold shares of Series B
                    Preferred or any shares of Common Stock issued upon conversion of the Series B Preferred, the Company shall deliver to the Investor audited annual and unaudited quarterly financial statements. So long as an Investor holds any shares of Series B Preferred or Common Stock issued upon conversion of the Series B Preferred, the Company will furnish the Investor with monthly financial statements and will provide a copy of the Company's annual operating plan within 30 days prior to the beginning of the fiscal year. The Investor shall also be entitled to standard inspection and visitation rights. These provisions shall terminate upon a Qualified IPO.

Registration
Rights: Demand Rights: If Investors holding 50% or more of the outstanding shares of Series B Preferred, including Common Stock issued on conversion of Series B Preferred ("Registrable Securities"), request that the Company file a Registration Statement having an aggregate offering price to the public of not less than $10,000,000, the Company will use its best efforts to cause such shares to be registered; provided, however, that the Company shall not be obligated to effect any such registration prior to the third anniversary of the Closing. The Company shall have the right to delay such registration under certain circumstances for one periods not in excess of ninety (90) days each in any twelve (12) month period.

                    The Company shall not be obligated to effect more than two
                    (2) registrations under these demand right provisions, and shall not be obligated to effect a registration (i) during the ninety (90) day period commencing with the date of the Company's initial public offering, or (ii) if it delivers notice to the holders of the Registrable Securities within thirty (30) days of any registration request of its intent to file a registration statement for a Qualified IPO within 90 days.

                    Company Registration: The Investors shall be entitled to piggy-back" registration rights on all registrations of the Company or on any demand registrations of any other investor subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions.

                    S-3 Rights: Investors shall be entitled to two (2) demand registrations on Form S-3 per year (if available to the Company).

                    Expenses: The Company shall bear registration expenses (exclusive of underwriting discounts and commissions) of all such demands, piggy-backs, and the S-3 registrations (including the reasonable expense of one special counsel for the selling shareholders).

                    Transfer of Rights: The registration rights may be transferred to any transferee who acquires at least 10,000 shares of Registrable Securities; provided the Company is given written notice thereof.

                    Standoff Provision: No Investor holding 1% or more of the Company will sell shares within a specified period of time before or after the effective date of the Company's initial public offering if all officers, directors, and other 1% shareholders are similarly bound by a standoff or lockup agreement with the underwriter.

                    Other Provisions: Other provisions shall be contained in the Stock Purchase Agreement with respect to registration rights as are reasonable, including cross-indemnification, the period of time in which the Registration Statement shall be kept effective, and underwriting arrangements.

Right of First
Refusal: The Investor shall have the right in the event the Company proposes to offer equity securities to any person (other than securities issued to employees, directors or consultants after the date of this Summary of Terms) (a "Sale of Securities") to purchase such portion of the offered amount of the new securities that enables the Investor to maintain its percentage of ownership of the Company on a fully diluted basis existing as of the time of the Sale of Securities. If the Investor does not purchase such securities, the securities may be offered to other parties on terms no less favorable to the Company for a period of 45 days. Such right of first offer will terminate upon a Qualified IPO.

Purchase Agreement: The investment shall be made pursuant to a Stock Purchase
                    Agreement reasonably acceptable to the Company and the Investor, which agreement shall contain, among other things, appropriate representations and warranties of the Company and Webb with respect to intellectual property rights, litigation, and other customary representations and warranties and appropriate conditions of closing, including an opinion of counsel for the Company. Registration rights provisions may be amended or waived solely with the consent of the holders of two-thirds of the Registrable Securities.

EMPLOYEE MATTERS

Employee and
Consultant
Option Pool:        Upon the Closing of this financing there will be no more
                    than 3,820,000 shares of Common Stock reserved for future issuance to key employees and consultants.

Stock Vesting:      All options issued after the Closing to employees,
                    directors, consultants and other service providers will be subject to vesting as follows: 33 1/3% to vest at the end of the first year following such issuance, with the remaining 66 2/3% to vest annually over the next two years.

Restrictions on
Sales: Until a qualified IPO, the Company shall have a right to repurchase from employees within one (1) year following termination of employment, all stock issued on exercise of options.

Proprietary
Information
and Inventions
Agreement:          Each officer, employee and consultant of the Company shall enter into an acceptable proprietary information and inventions agreement.

Co-Sale Agreement:  The shares of the Company's securities held by Webb shall be made subject to a co-sale agreement (with certain reasonable exceptions) with the holders of the Series B Preferred such that Webb may not sell, transfer or exchange its stock unless each holder of Series B Preferred has an opportunity to participate in the sale on a pro-rata basis. In addition to the Co-Sale right provided above, Webb further agrees that, except as provided below, it will not sell a portion of its securities of the Company which represent more than 20% of the Company's then outstanding equity securities to either a Category I or Category II company without Investor's prior written consent, provided that if Webb receives an offer to purchase a portion of its interest in the Company that exceeds such 20% equity interest from a Category II company at a price that is three times or more than the price paid by Investor for its interest in the Company, Investor, or its designee that is reasonably acceptable to Webb, shall have the right of first refusal to purchase all such securities proposed to be sold on the same terms and conditions as the offer, but Webb shall not otherwise be required to obtain Investor's consent to any such sale. The foregoing rights shall not apply to and shall terminate upon a Qualified IPO.

OTHER MATTERS


Conditions
Precedent to
the Closing:        1. Completion of legal documentation satisfactory to the
                       prospective Investor.
                    2. Satisfactory completion of due diligence by the Investor.
                    3. Submission of detailed milestones for the next 12 months satisfactory and acceptable to the Investor.
                    4. A review of employee stock arrangements and, if
                       necessary, modifications or amendments thereto.
                    5. Execution and delivery of a Research and Development
                       Agreement between the Company and the Investor with
                       respect to the joint development of the Company's technology on terms satisfactory to the Company and the Investor. The parties contemplate that the Research and Development Agreement will allow the Investor and the Company to jointly evaluate the technical changes necessary with respect to the Company's software to enhance its utility in the European market.
                    6. The Company shall have granted to the Investor and
                       affiliated entities identified by the Investor, a license to use the Company's software JCS 2.1 or higher on terms to be agreed upon by the parties prior to Closing.

Finders: The Company and the Investor shall each indemnify the other for any broker's or finder's fees for which either is responsible.

Auditors:           The Company will engage a qualified local accounting firm to perform an annual audit of the Company's financial statements, with the report of such auditors to be included in the year-end financial statements delivered to Investors.

Inspection:         It is understood that prior to executing definitive
                    agreements and as a part of the negotiation process, the Investor and its representatives will conduct a business, financial and legal review of the Company and its business.
                    By your acceptance of this proposal, you understand that you will cooperate fully in this review and will provide such information concerning the Company's business as the Investor may reasonably request and will provide the Investor with reasonable access to the Company's business premises, key employees, customers and to all relevant books, records, contracts and other documents. The Company will provide the Investor access to key employees and customers after the definitive agreement is executed. The
                    Investor expects to commence a due diligence review promptly after execution of this letter of intent, and anticipates that all parties will make a good faith effort to negotiate the definitive agreements as expeditiously as practicable following substantial completion of due diligence. The
                    Investor further understands by your acceptance of this proposal that, pending the execution of the definitive agreements, you will use your best efforts to cause the Company to continue to diligently carry on its business, to retain its key employees and maintain its existing relationships with its customers and suppliers.

Publicity:          No party will make any public or private announcement
                    concerning the subject matter of this letter without the prior consent of the others except, the Company shall comply with applicable U.S. federal securities laws and any SEC rules and regulations requiring public announcements pertaining to any necessary disclosure of this Summary of Terms and the Definitive Agreement.

No Solicitation/
Termination of
Dealings:           The foregoing is not intended to be exhaustive, but merely an outline of the basic terms of the Investor's proposal.
                    This letter constitutes solely a letter of intent and is not intended to create a binding obligation on the part of any party to consummate the transactions contemplated hereby, but is merely for the purposes of setting forth our mutual intentions and providing a basis for the preparation of definitive agreements. However, your execution of this letter will constitute your binding agreement (both on behalf of the Company and the Company's directors, officers, employees, agents and affiliates) that you will, subsequent to the date hereof,

                    (i) cease all present negotiations or discussions with other parties with respect to the sale of the Company (whether by asset sale, stock sale, merger or otherwise); (ii) not solicit, encourage or initiate any proposal with, negotiate, discuss or otherwise communicate with or furnish or cause to be furnished any information to, or otherwise cooperate with or enter into any agreement or contract with, any person, corporation, firm or other entity other than the Investor with respect to any proposal for the disposition of all or a substantial portion of the assets, stock or equity interest of the Company; and (iii) proceed to negotiate in good faith toward the end of executing a mutually acceptable purchase agreement and related documentation. In the event the Company or Webb receives any offer or proposal, directly, or indirectly of the type referred to in clause (i) or (ii) above, it shall promptly notify Investor as to any such offer or proposal and will furnish a copy of such offer or proposal to Investor, together with any information relating thereto it may reasonably request. The foregoing commitment shall expire upon the earlier to occur of (i) 60 days from the date of your execution hereof, or (ii) receipt of a written notice from Investor stating its intention to terminate negotiations with respect to the transactions contemplated herein. In the event and to the extent either the Company or Webb breach the obligations set forth in the paragraphs entitled "Publicity" or No Solicitation/ Termination of Dealings" in any manner, you agree that the Company shall be liable to us for any and all damages that the Investor may suffer as a result of your breach, and shall entitle the wronged party to appropriate injunctive and/or other equitable relief.

Costs: The Investor, the Company and Webb will be responsible for and bear all of their own costs and expenses (including the expense of its representatives and advisors) incurred at any time in connection with pursuing or consummating the transactions contemplated herein.

Non-binding Intent: Except with respect to the terms of the paragraphs entitled
                    "Publicity" or No Solicitation/Termination of Dealings", which shall bind the parties, the transaction will be binding upon the parties only in accordance with the terms contained in the definitive purchase agreements and only if, as and when such agreements have been executed by all parties.

If the foregoing proposal meets with your approval, please indicate your acceptance by executing this letter where indicated below and returning, within five business days one executed copy to my attention. I look forward to working with you to conclude this transaction in a timely fashion.

                              Very truly yours,

                              France Telecom Technologies


                              By:     /s/ Eric Cozanet
                                      ------------------------------------------
                              Name:   Eric Cozanet
                              Title:  Director General


                              France Telecom


                              By:     /s/ F. Janet
                                      ------------------------------------------
                              Name:   F. Janet
                              Title:

Acknowledged and agreed to this
2nd day of May, 2001.

                              Jabber.com, Inc.


                              By:     /s/ Robert Balgley
                                      ------------------------------------------
                              Name:   Robert Balgley
                              Title:  President and Chief Executive Officer

                              Webb Interactive Services, Inc.


                              By:     /s/Gwenael Hagan
                                      ------------------------------------------
                              Name:   Gwenael Hagen
                              Title:  Senior Vice President Corporate
                                      Development

cc:  Davis Graham & Stubbs LLP
     Mr. Chris Richardson, Esq.
     1550 Seventeenth Street, Suite 500
     Denver, Colorado 80202
     (303) 892-7420

                                   Exhibit A
                                   ---------

                               Jabber.com, Inc.
                     Liabilities and Stockholders' Equity
                                April 30, 2001

The following table shows Jabber.com's liabilities and stockholders' equity at April 30, 2001 and as adjusted to show the affect of the proposed issuance of Series B Preferred Stock to Investor and the conversion of certain outstanding liabilities into Series B and Series C Preferred Stock.

Current liabilities                                                                    Actual       As Adjusted
                                                                                    -------------  -------------
  Accounts payable and accrued liabilities (1)                                      $    761,136   $        ---
  Accrued salaries and payroll taxes payable                                             329,097        329,097
  Customer deposits and deferred revenue                                                  48,080         48,080
  Advances from parent (2)                                                             7,789,963            ---
                                                                                    ------------   ------------

               Total current liabilities                                            $  8,441,662   $    377,177

Stockholders' equity
  Preferred stock, $.01 par value (20,000,000 shares authorized)
     Series A - 8,800,000 shares outstanding  (liquidation value - $.50 per         $  4,400,000   $  4,400,000
     share)(3)
     Series B - 7,710 shares outstanding (liquidation value - $1,000 per                     ---      7,710,000(4)
     share)
     Series C - 7,871 shares outstanding (liquidation value - $1,000 per                     ---      7,871,000(5)
     share)
  Common stock, $.01 par value (30,000,000 shares authorized)
     912,500 shares outstanding (4)                                                      523,700        523,700
      Warrants and options                                                                30,000         30,000
       Deferred compensation                                                            (112,403)      (112,403)
  Accumulated deficit(7)                                                             (10,158,066)   (10,158,066)
                                                                                    ------------   ------------

               Total stockholders' equity                                           $ (5,316,769)  $ 10,264,231
                                                                                    ------------   ------------

               Total liabilities and stockholders' equity                           $  3,708,610   $ 10,641,408
                                                                                    ============   ============

_______________

(1) Includes $680,000 payable to Diamond Technologies Partners. This obligation is to be converted into Series B Preferred Stock at Closing. Balance will be included in amount advanced by parent and converted into Series C Preferred stock on signing of LOI.
(2)  To be converted into Series C Preferred stock of the Company.

(3) Shares issued to parent in connection with formation of the Company in consideration for transfer to the Company of all of parent's rights/assets relative to the Company's business. Convertible into 8,800,000 shares of Common Stock.
(4) Based on $7,000,000 investment, interest of $30,000 on note assuming note outstanding for 45 days and conversion of $680,000 payable to Diamond Technologies Partners. Convertible at $1.586 per share into an aggregate of 4,861,286 shares of common stock.
(5) Convertible at $1.586 per share into an aggregate of 4,962,799 shares of common stock.
(6) Does not include 3,820,000 shares reserved for options under the Company's 2000 Stock Option Plan, including options for an aggregate of 2,559,848 shares granted to employees of the Company and its parent. Also does not include a Warrant representing the right to acquire 50,000 shares issued to VA Linux in consideration for placement of the Company's instant messaging software on VA Linux's websites. Exercise price of Warrant to be based on first external funding.
(7)  Subject to adjustment for April revenue of approximately $91,000.


                                      A-2